Exhibit 5.1


                                 June 9, 1998




Federated Investors, Inc.
Federated Investors Towers
Pittsburgh, Pennsylvania  15222-3779

Ladies and Gentlemen:

      We are counsel to Federated Investors, Inc., a Pennsylvania corporation (the "Registrant") and we have acted as counsel to the Registrant in connection with the Registrant's Registration Statement on Form S-8 (the "Registration Statement"). The Registration Statement is to be filed with the Securities and Exchange Commission and relates to the registration under the Securities Act of 1933, as amended, of an aggregate of 500,000 shares (the "Shares") of the Registrant's Class B Common Stock, no par value per share, in connection with the Federated Investors, Inc. Employee Stock Purchase Plan (the "Plan").

      We are familiar with the Registration Statement and the Plan, and we have examined the Registrant's Restated Articles of Incorporation and the Registrant's Restated By-Laws. We have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary or appropriate for the purpose of this opinion.

      Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                  Yours truly,


                                  /s/ Kirkpatrick & Lockhart LLP
                                  Kirkpatrick & Lockhart LLP